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                                  EXHIBIT 12

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                                                                FMC CORPORATION
                                                                ---------------
                                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                              --------------------------------------------------
                                                            (AMOUNTS IN MILLIONS)

                                                          Years ended December 31,
                                              --------------------------------------------------
                                                 1997       1996      1995      1994     1993
                                                 ----       ----      ----      ----     ----
Earnings:
 Income (loss) from continuing
  operations before income
  taxes, extraordinary items and
  cumulative effect of a
  change in accounting principle              $   (59.7)  $  235.8  $  152.7  $ 150.9  $ (79.9)
 Minority interests                                 8.9        9.6       5.1      1.6      0.5
 Undistributed (earnings) loss
  of affiliates                                    (2.0)      (6.7)      1.9      4.0      0.3
 Interest expense and amortization
  of debt discount, fees and
  expenses                                        118.3      103.0      84.0     64.1     70.4
 Amortization of capitalized interest               7.0        7.5       7.7      7.5      7.4
 Interest included in rental expense               16.6       15.2      16.7     17.8     18.0
                                              -------------------------------------------------
Total earnings                                $    89.1   $  364.4  $  268.1  $ 245.9  $  16.7
                                              =================================================

Fixed charges:
 Interest expense and amortization
  of debt discount, fees and
  expenses                                    $   118.3   $  103.0  $   84.0  $  64.1  $  70.4
 Interest capitalized as part of
  fixed assets                                      6.6       15.5      10.2      2.7      0.6
 Interest included in rental expense               16.6       15.2      16.7     17.8     18.0
                                              -------------------------------------------------
Total fixed charges                           $   141.5   $  133.7  $  110.9  $  84.6  $  89.0
                                              =================================================

Ratio of earnings to fixed charges                  0.6        2.7       2.4      2.9      0.2
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                                                    (A)                  (B)               (C)
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(A)  The ratio of earnings to fixed charges for the year ended December 31, 1997 before asset impairments and restructuring and other charges was 2.5x.

(B) The ratio of earnings to fixed charges for the year ended December 31, 1995 before the gain on the sale of FMC Wyoming stock, asset impairments, restructuring and other charges, and write-off of acquired in-process research and development costs was 2.9x.

(C) The ratio of earnings to fixed charges for the year ended December 31, 1993 before asset impairments and restructuring and other charges was 1.6x